Exhibit 8.1
[Letterhead of Weil, Gotshal & Manges LLP]
July 5, 2007
Board of Directors
Florida Rock Industries, Inc.
155 East 21th Street
Jacksonville, Florida 32206
Ladies and Gentlemen:
     We have acted as special tax counsel to Florida Rock Industries, Inc., a Florida corporation (“Florida Rock”), in connection with the proposed merger (the “Florida Rock Merger”) of Fresno Merger Sub, Inc., a Florida corporation (“Fresno Merger Sub”) and a direct, wholly-owned subsidiary of Virginia Holdco, Inc., a New Jersey corporation (“Holdco”), with and into Florida Rock, and the proposed merger (the “Vulcan Merger” and, together with the Florida Rock Merger, the “Mergers”) of Virginia Merger Sub, Inc., a New Jersey corporation (“Virginia Merger Sub”), and a direct, wholly-owned subsidiary of Holdco, with and into Vulcan Materials Company, a New Jersey corporation (“Vulcan”), pursuant to the Agreement and Plan of Merger, dated as of February 19, 2007, as amended, by and among Florida Rock, Vulcan, Holdco, Fresno Merger Sub and Virginia Merger Sub (the “Agreement”). Unless otherwise indicated, capitalized terms not defined herein shall have the meaning set forth in the Agreement. This opinion letter is being delivered in connection with Holdco’s registration statement on Form S-4 relating to the Mergers (the “Registration Statement”) to which this opinion appears as an exhibit.
     In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in (i) the Agreement, including representations and covenants of Florida Rock, Vulcan, Holdco, Fresno Merger Sub and Virginia Merger Sub; (ii) the Registration Statement; and (iii) such other instruments and documents related to the formation, organization and operation of Florida Rock, Vulcan, Holdco, Fresno Merger Sub and Virginia Merger Sub and related to the consummation of the Mergers as we have deemed necessary or appropriate. In addition, we have relied upon (without independent investigation or verification) certain statements, representations, covenants and agreements made by (i) Vulcan, on behalf of itself, Holdco, Virginia Merger Sub and Fresno Merger Sub and (ii) Florida Rock, including representations (solely with respect to factual matters and not as to matters of law) set

Board of Directors
Florida Rock Industries, Inc.
July 5, 2007

forth in the letters dated the date hereof and delivered to us by Florida Rock and Vulcan for purposes of this opinion (the “Representation Letters”).
     In rendering our opinion, we have assumed that (i) the Registration Statement, the Agreement and the Representation Letters reflect all the material facts relating to the Mergers, Florida Rock, Vulcan, Holdco, Fresno Merger Sub and Virginia Merger Sub, (ii) any statement in the Representation Letters, the Registration Statement or the Agreement made “to the knowledge of”, qualified by materiality or similarly qualified is correct without such qualification, (iii) as to all matters as to which any person or entity represents that it is not a party to, does not have or is not aware of any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement, and (iv) the Mergers will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy and completeness of the statements, representations, covenants and agreements made by Florida Rock, Vulcan, Holdco, Fresno Merger Sub and Virginia Merger Sub (including those set forth in the Representation Letters). Any change or inaccuracy in the facts referred to, set forth or assumed herein, in the Registration Statement, the Agreement or in the Representation Letters may affect the conclusion stated herein.
     We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.
     We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences” in the Registration Statement. Based upon the facts and statements set forth above, the applicable law in effect on the date hereof, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm our opinion as set forth in such discussion.
     Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may

Board of Directors
Florida Rock Industries, Inc.
July 5, 2007

occur or come to our attention. No opinion is expressed on any matter other than those specifically covered by the foregoing opinion. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Weil, Gotshal & Manges, LLP